UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 7, 2007 (June 4, 2007)

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50917	98-0509431
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

13/F, Shenzhen Special Zone Press Tower, Shennan Road Futian District, Shenzhen, China, 100020
(Address of Principal Executive Offices)

(86) 755-83765666
Registrant’s Telephone Number, Including Area Code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.        Entry into a Material Definitive Agreement

On June 4, 2007, China Security & Surveillance Technology, Inc. (the “Company”) entered into an Equity Transfer Agreement (the “Equity Transfer Agreement”) with China Safetech Holdings Limited, a British Virgin Islands Corporation and a wholly-owned subsidiary of the Company (“Safetech”), and Yiu, Siu Fung Jeff, the sole owner of Allied Rich Limited, a Hong Kong Corporation (“Allied Rich”) pursuant to which Safetech purchased 100% ownership of Allied Rich from Mr. Yiu. Allied Rich is a holding company that owns all the outstanding equity of Changzhou Minking Electronics Co., Ltd. (“Minking”), a corporation incorporated in the People’s Republic of China. Minking is a manufacturer of high speed dome cameras, which can view 360 degrees, pan, zoom and tilt all at high speed. The functional capabilities of Minking’s cameras are expected to enhance the deployment of the Company’s city-wide surveillance projects. Minking has been named a top 50 enterprise in the security industry by the China Security and Protection Industry Association.

Under the Equity Transfer Agreement, the Company will pay a total consideration of RMB 200 million (approximately $25.71 million) in exchange for 100% ownership of Allied Rich, consisting of RMB 100 million (approximately $12.85 million) in cash and RMB 100 million (approximately $12.85 million) in the Company’s shares of common stock. $3,952,555 of the purchase price was paid before the execution of the Equity Transfer Agreement. An additional $8,900,915 will be paid within 5 days after the execution of the Equity Transfer Agreement. The number of shares issuable in satisfaction of the equity portion of the purchase price is 968,611 (based upon $13.27/share, the average of the closing price of the Company’s common stock on the OTCBB for the 20 trading days prior to January 29, 2007) which must be issued within 90 days following the signing of the Equity Transfer Agreement.

The Equity Transfer Agreement also contains certain “make good” provisions. Under the Equity Transfer Agreement, Mr. Yiu pledged to the Company a total of $6,426,735 worth of the Company’s shares (or 478,536 shares) of common stock that he will receive as partial consideration for the acquisition to secure his make good obligation under the Equity Transfer Agreement. The Equity Transfer Agreement established minimum net income thresholds in the range of RMB 20 million (approximately $2.57 million), RMB 22.5 million (approximately $2.89 million) and RMB 25 million (approximately $3.21 million) for the fiscal year of 2007 and RMB 30 million (approximately $3.86 million), RMB 32.5 million (approximately $4.18 million) and RMB 35 million (approximately $4.50 million) for the fiscal year of 2008. If actual audited net income for the 2007 fiscal year is greater than RMB 20 million, but less than RMB 22.5 million, then the Company will return to Mr. Yiu $1.1 million worth of the pledged stock (or 81,906 shares). If actual audited net income for the 2007 fiscal year is greater than RMB 22.5 million, but less than RMB 25 million, then the Company will return to Mr. Yiu $2.2 million worth of the pledged stock (or 163,812 shares). If actual audited net income for the 2007 fiscal year is greater than RMB 25 million, then the Company will return to Mr. Yiu $3.21 million worth of pledged stock (or 239,268 shares). For fiscal year 2008, if the actual audited net income is greater than RMB 30 million, but less than RMB 32.5 million, then the Company will return to Mr. Yiu $1.1 million worth of pledged stock (or 81,906 shares). If actual audited net income for the 2008 fiscal year is greater than RMB 32.5 million, but less than RMB 35 million, then the Company will return to Mr. Yiu $2.2 million worth of pledged stock (or 163,812 shares). Finally, if actual audited net income for the 2008 fiscal year is greater than RMB 35 million, then the Company will return to Mr. Yiu $3.21 million worth of the pledged stock (or 239,267 shares).

Item 2.01       Completion of Acquisition or Disposition of Assets.

On June 4, 2007, the Company and Safetech consummated the acquisition of the 100% ownership of Allied Rich which owns 100% of Minking, pursuant to the terms set forth in the Equity Transfer Agreement as described above. The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in its entirety.

Item 3.02.  Unregistered Sales of Equity Securities

The information pertaining to the Company’s shares of common stock in Item 1.01 is incorporated herein by reference in its entirety. The shares of the Company’s common stock issuable to Mr. Yiu or his designees under the Equity Transfer Agreement have not been registered under the Securities Act of 1933, as amended and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company intends to issue these shares in reliance on the exemption from registration provided by Regulation S. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01  Financial Statements and Exhibits

(a)  Financial Statements of Businesses Acquired.

The financial information that is required pursuant to this Item will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(b)  Pro-forma Financial Report.

The financial information that is required pursuant to this Item will be filed by amendment not later than 71 calendar days after the date that this initial report on Form 8-K is required to be filed.

(d)  Exhibits.

Exhibit 10.1	Equity Transfer Agreement, dated June 4, 2007, by and among the registrant, China Safetech Holding Limited and Yiu, Siu Fung Jeff (English Translation).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Security & Surveillance Technology, Inc.

Date: June 7, 2007

/s/ Terence Yap
Chief Financial Officer

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Exhibit Index

Exhibit 10.1	Equity Transfer Agreement, dated June 4, 2007, by and among the registrant, China Safetech Holding Limited and Yiu, Siu Fung Jeff (English Translation).